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                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-79059

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                          PROSPECTUS SUPPLEMENT NO. 5
                      (To Prospectus Dated June 25, 1999)
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                                 $250,000,000

                          EXODUS COMMUNICATIONS, INC.

             5% Convertible Subordinated Notes Due March 15, 2006
                     and 5,473,150 shares of Common Stock
                     Issuable Upon Conversion of the Notes

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     This prospectus supplement relates to the resale by the holders of 5%
Convertible Subordinated Notes due March 15, 2006 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated June 25, 1999 and the prospectus supplements dated July 6, 1999, August 5, 1999, May 25, 2000 and September 18, 2000, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

Recent Developments

     On February 9, 2001, Exodus Communications, Inc. (the "Company") issued 13,000,000 shares of the Company's common stock pursuant to an Underwriting Agreement dated February 5, 2001 between the Company and the representatives of the underwriters named therein (the "Representatives").

     On February 9, 2000, the Company also issued $500,000,000 aggregate principal amount of its 5 1/4% Convertible Subordinated Notes due February 15, 2008 (the "Notes") pursuant to an Underwriting Agreement between the Company and the Representatives dated February 5, 2001("Notes Underwriting Agreement"). On February 16, 2001 the Company offered an additional $75,000,000 aggregate principal amount of the Notes pursuant to the Underwriter's exercise of an over-allotment option granted to the underwriters in the Notes Underwriting Agreement. The Notes are convertible into shares of the Company's Common Stock and were issued pursuant to a Subordinated Indenture and a Supplemental Subordinated Indenture, both dated as of February 9, 2001.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below. In addition, it should be noted that each $1,000 principal amount of notes may be converted into 175.1408 shares of Exodus common stock as a result of various stock splits occurring after the initial offering of the notes:

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                  Principal Amount                                  Common Stock
                      of Notes                                      Owned After
                    Beneficially   Common Stock Owned   Common       Completion
                     Owned and       Prior to the       Stock       of Offering
Name                 Offered(1)     Offering (1)(2)   Offered(2)
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

Credit Suisse First
Boston Corporation     100,000           17,514           17,514          --
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

(1)  Includes common stock into which the notes are convertible.
(2) Assumes a conversion price of 175.1408 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

  Investing in our Common Stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus.

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  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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     The date of this prospectus supplement is March 28, 2001.